Exhibit 10.1

CONSULTING AGREEMENT

This agreement (the “Agreement”) is entered into as of September 3, 2019 (the “Effective Date”) by and between Strongbridge U.S. Inc., having an address at 900 Northbrook Drive, Suite 200, Trevose, PA 19053 (“Company”) and A. Brian Davis, having an address at 504 School House Lane, Willow Grove, PA 19090 (“Consultant”).

Consultant and Company agree as follows:

1.            Services.  Company hereby engages Consultant and Consultant hereby accepts Company’s engagement to provide the consulting services described in Exhibit A attached hereto and made a part hereof (the “Services”).  Consultant shall perform the Services in a diligent, workmanlike and professional manner in accordance with industry standards.

2.            Compensation.  As full and complete compensation for the performance of the Services and in consideration of the other obligations, representations and warranties made by Consultant hereunder, Company agrees to pay Consultant in accordance with Exhibit A attached hereto and made a part hereof.

3.            Options.  Exhibit B sets forth a list of all vested stock options held by Consultant as of the Effective Date.  Notwithstanding the terms of Section 3(b)(i) of the Option Agreements or similar provisions of any other agreements or documents that govern stock option awards granted by Strongbridge Biopharma plc to Consultant (collectively, the “Option Agreements”), any vested stock options held by the Consultant as of the Effective Date shall continue to be exercisable during the Initial Term.  In all other respects, the provisions of the Option Agreements shall continue in full force and effect.

4.            Term.  Unless terminated earlier in accordance with Section 12, this Agreement shall be effective from the Effective Date until the close of business on September 2, 2020 (the “Initial Term”).  This Agreement may be extended upon the mutual agreement of the parties.

5.            Records.  Consultant shall keep accurate and complete records relating to the Services.  All such records, whether paper or electronic, shall be the sole property of Company and subject to Company’s control and review at any time.  Promptly upon the termination or expiration of this Agreement, all such records, whether they were prepared by Consultant solely or jointly with others, all Confidential Information (as defined below), any other property of Company and any materials provided to Consultant by Company, shall be turned over by Consultant to Company.

6.            Representations.  Consultant represents, warrants and covenants that (i) Consultant is free to enter into this Agreement and (ii) Consultant will comply with all applicable laws, rules and regulations in performing Consultant’s obligations hereunder.

7.            Debarment.  Consultant certifies that Consultant and Consultant’s directors, officers, agents, subcontractors and employees: (i) have not been and are not currently excluded pursuant to 42 U.S.C. §1320a-7 or similar state exclusion authority, debarred, or otherwise ineligible to participate in any Federal health care program as that term is defined in 42 U.S.C. §1320a-7b(f) or comparable state programs; (ii) have not been convicted of a criminal offense related to the provision of health care items or services or any other offense that may lead to exclusion under 42 U.S.C. §1320a-7 or similar state exclusion authority; or (iii) to Consultant’s knowledge are not under investigation or otherwise aware of any circumstances which may result in being excluded from participation in any Federal or state health care program.  Consultant maintains an ongoing obligation to ensure the accuracy of this certification.  If any change in circumstance occurs to make this certification inaccurate, Consultant must notify Company in writing immediately and Company shall have the right to immediately terminate this Agreement if the above certification is or becomes untrue.

8.            Confidential Information.  Consultant acknowledges that information or materials will be made available to Consultant or developed by Consultant in connection with the performance of the Services, including without limitation e-mail files and other documents created by, reviewed by, or made available to Consultant during his employment with the Company (“Confidential Information”).  During the term of this Agreement and thereafter, Consultant shall not: (i) disclose to any third party any of the Confidential Information; (ii) permit any third party to have access to the Confidential Information; or (iii) use the Confidential Information for any purpose other than in connection with Consultant’s performance of the Services. Notwithstanding the foregoing (1) the term “Confidential Information” shall not include any information or material that: (a) is or becomes available in the public domain through no fault of, or act or failure to act on the part of Consultant; (b) is rightfully in Consultant’s possession at the time of disclosure as evidenced by Consultant’s written records maintained in the ordinary course of business; or (c) is obtained by Consultant from any third party that is lawfully in possession of such Confidential Information and not in violation of any contractual or legal obligation with respect to such Confidential Information and (2) Consultant shall have the right to disclose Confidential Information to a subcontractor provided that (a) Company has provided its written consent with respect to such subcontractor pursuant to Section 14 and (b) Consultant shall disclose only such Confidential Information as is necessary for subcontractor to perform its services.

Consultant acknowledges that remedies at law would be inadequate to protect Company against any actual or threatened breach of this Section 8 by Consultant, and, without prejudice to any other rights and remedies otherwise available to Company, Consultant agrees to the granting of injunctive relief in Company’s favor without proof of actual damages.

If Consultant is (i) requested in any judicial or administrative proceeding or by any governmental or regulatory authority to disclose any Confidential Information, Consultant shall give Company prompt notice of such a request so that Company may seek an appropriate protective order or waive compliance or (ii) compelled by a judicial or administrative proceeding or by any governmental or regulatory authority to disclose the Confidential Information, it will give Company prompt notice of such event and will furnish only that portion that is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be afforded to the Confidential Information.

9.            Ownership.  Company will own all right, title and interest in and to all Inventions conceived or reduced to practice by Consultant alone or jointly in connection with Consultant’s performance of Services. For the purpose of this Agreement, “Inventions” shall mean any inventions, discoveries, patent applications, patents, certificates of invention, trademarks, copyrightable subject matter, writings, improvements, ideas, designs, drawings, computer models, data, concepts, know how, trade secrets, test results, packaging, logos, names, tradenames, tradedress and all materials incorporating the foregoing or business methods relating to the subject matter of this Agreement or otherwise to the affairs of Company.

Consultant warrants that (i) all Inventions conceived or reduced to practice in connection with the performance of the Services are or will be original creations; and (ii) Consultant shall not misappropriate the intellectual property rights of a third party in connection with the performance of the Services.

Consultant will assist Company, during the term of this Agreement and thereafter, in the procurement, maintenance, protection, assignment, and enforcement of Company's rights with respect to Inventions.  In addition, Consultant will, upon Company's request, promptly deliver to Company (without further consideration but at Company's expense) executed assignments or other instruments and do such other acts as may be deemed necessary or desirable by Company to protect Company's worldwide rights with respect to any Inventions.  It is understood that Consultant will take such action whenever Company shall make such request whether during the term of this Agreement or thereafter.

10.          Independent Contractor.  Consultant’s status shall be that of an independent contractor without the capacity to bind Company.  Neither Consultant nor any employee, agent or subcontractor of Consultant shall be considered an agent or employee of Company.  Consultant shall be responsible for ensuring payment of all unemployment, social security, payroll, contributions and other taxes with respect to such employees, agents or subcontractors.  Consultant shall be responsible to Company for all Services performed by Consultant’s employees, agents and subcontractors.

11.          [Deleted]

12.          Termination.  Consultant shall have the right to terminate this Agreement for any reason upon ten (10) days' written notice to Company, in which case the fees payable hereunder shall be pro-rated through the date of termination.  If Consultant is in material breach of any of the terms of this Agreement, Company shall have the right to terminate this Agreement upon 30 days' written notice to Consultant specifying such breach; provided, however, if Consultant cures the default within a  five (5) day period, this Agreement shall continue in full force and effect.  Otherwise, except as provided in Section 7, Company may not terminate this Agreement prior to September 2, 2020.

13.          Survival.  Sections 5, 7, 8, 9, 10 and 12 of this Agreement shall survive the termination or expiration of this Agreement.

14.          Assignment and Subcontracting.  This Agreement may not be assigned by Consultant, including by the operation of law or otherwise.  Subject to the foregoing, this Agreement is binding upon and shall inure to the benefit of Consultant and Company and its successors in interest.  Consultant shall not subcontract the performance of the Services or any portion thereof to a third party without the prior written consent of Company.

15.          Waiver.  A waiver by either party of any term or condition of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof.  All rights, remedies, undertakings or obligations contained in this Agreement shall be cumulative and none of them shall be in limitation of any other right, remedy undertaking or obligation of either party.

16.          Notices.  Any notice required or permitted by the Agreement shall be in writing and shall be (i) delivered personally, effective on the date of delivery, (ii) sent via overnight delivery by a nationally recognized overnight courier to be effective the day following deposit, or (iii) sent by certified or registered mail, postage prepaid, return receipt requested, to be effective three (3) days after deposit.  Notices shall be addressed to the party concerned at the address set forth in the preamble of this Agreement or at such other address as such party may subsequently designate by like notice from time to time.

Any notice given to Company shall also be given to Strongbridge Biopharma plc, 900 Northbrook Drive, Suite 200, Trevose, PA 19053, Attn: Chief Legal Officer.

17.          Entire Agreement; Inconsistencies.  This Agreement and the Exhibits attached hereto constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements between Company and Consultant with respect to the matters addressed herein and can only be modified by a written amendment signed by Consultant and Company.  Notwithstanding the foregoing, the obligations of Consultant under any existing nondisclosure or confidentiality agreements with Company, the obligations of Company and Strongbridge Biopharma plc under Consultant’s employment agreement and equity award agreements, and the obligations of the parties under the letter agreement between them dated August 29, 2019 shall continue.

18.          No Third Party Beneficiaries. Nothing herein, express or implied, is intended to or shall confer upon any other person or entity any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

19.          Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the Commonwealth of Pennsylvania.

20.          Severance.  If a court of competent jurisdiction determines that any portion of this Agreement is unenforceable, then (i) that portion shall be deemed to be amended to reflect the original intent of the parties to the extent permitted by law and, (ii) it shall not affect the enforceability of the remainder of this Agreement.

21.          Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

22.          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Company and Consultant have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

STRONGBRIDGE U.S. INC.

By:
A. Brian Davis
Print Name:

Print Title:

For purposes of Section 3 of this Agreement only:

STRONGBRIDGE BIOPHARMA PLC

By:

Print Name:

Print Title:

EXHIBIT A

PART 1: DESCRIPTION OF THE SERVICES

Consultant will provide advisory services to the Company, as reasonably requested by the Company from time to time and at times mutually agreed, relating to the Company’s business, financial reporting or statements, or other business matters.  These Services may be provided remotely from Consultant’s home or other location of his choice.  The Company agrees to exercise its reasonable best efforts to schedule and limit the need for the Services to avoid disruption of Consultant’s personal or other professional obligations.  Given the limited scope of the Services, the parties agree that Consultant’s resignation from employment on the Effective Date will constitute a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h).

PART 2: COMPENSATION/PAYMENT SCHEDULE

Consultant shall be paid Five Thousand Dollars ($5,000.00) per month (or such pro rata portion in the event of termination in accordance with Section 12) during the Initial Term.

EXHIBIT B

VESTED STOCK OPTIONS

Grant Type	Grant Date	Shares	Strike Price	Expiration
Stock Option	5/26/2015	36,362	$15.71	5/26/2025
Stock Option	7/21/2015	133,363	$18.80	7/21/2020
Stock Option	2/26/2016	56,875	$3.94	2/26/2026
Stock Option	2/23/2017	112,500	$2.90	2/23/2027
Stock Option	2/5/2018	43,125	$6.65	2/5/2028
Stock Option	2/20/2019	13,563	$4.67	2/20/2029